PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-89355
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)

                           [LOGO: HOLDRS(SM) Biotech]

                        1,000,000,000 Depositary Receipts
                            BIOTECH HOLDRS (SM) TRUST

      This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

      The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                          Primary
                                                 Share    Trading
Name of Company                        Ticker   Amounts   Market
------------------------------------   ------   -------   -------
Affymetrix, Inc.                        AFFX          4   NASDAQ
Alkermes, Inc.                          ALKS          4   NASDAQ
Amgen Inc.                              AMGN      64.48   NASDAQ
Applera Corporation-
 -Applied Biosystems Group*             ABI          18    NYSE
Applera Corporation--Celera Genomics
Group*                                  CRA           4    NYSE
Biogen IDEC Inc.                        BIIB      26.95   NASDAQ
Enzon Pharmaceuticals, Inc.             ENZN          3   NASDAQ
Genentech, Inc.                         DNA          88    NYSE
Genzyme Corporation                     GENZ         14   NASDAQ
Gilead Sciences, Inc.                   GILD         32   NASDAQ
Human Genome Sciences, Inc.             HGSI          8   NASDAQ
ICOS Corporation                        ICOS          4   NASDAQ
MedImmune, Inc.                         MEDI         15   NASDAQ
Millennium Pharmaceuticals, Inc.        MLNM         12   NASDAQ
QLT Inc.                                QLTI          5   NASDAQ
Sepracor Inc.                           SEPR          6   NASDAQ
Shire p.l.c.                           SHPGY     6.8271   NASDAQ

* The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

      The date of this prospectus supplement is December 31, 2006.